Exhibit 99.3

Shift to Acquire Fair’s Dealer Listing Marketplace Technology, Team to Expand E-commerce Auto Platform; SoftBank Group to Fully Fund Acquisition

●	Expands the breadth and depth of Shift’s inventory and add world-class talent to platform team
●	Represents important step in building out Shift’s vision of owning every part of the car ownership lifecycle
●	Shift to launch dealer marketplace product in Q2

SAN FRANCISCO, March 15, 2022 -- Shift (Nasdaq: SFT), a leading end-to-end auto ecommerce platform transforming the used car industry with a technology-driven, hassle-free customer experience, has entered a definitive agreement to acquire certain assets of Fair Technologies (“Fair”) for a combination of cash and shares of Shift’s Class A common stock.

Concurrently, Shift entered into a commitment letter with SoftBank Group Corp. (“SoftBank Group”), whereby SoftBank Group has agreed to purchase senior unsecured notes due in 2025, which will be used to fund the acquisition.

“Shift and Fair share the same goal: to simplify the used vehicle purchasing process and empower customers through the entire lifecycle of car ownership,” said George Arison, Shift’s Co-founder and CEO. “At Shift, we’ve long envisioned building a digital marketplace where both dealers and independent sellers can list their cars alongside Shift’s owned inventory, offering customers access to a greater selection of owned and third-party vehicles for a test drive or direct purchase — with all transactions fulfilled through Shift’s proprietary logistics network.”

Arison added, “This acquisition is the first step in building out our marketplace vision, enabling us to launch this new capability in Q2 2022, rather than years from now. When launched, the dealer marketplace will expand our inventory assortment, accelerate retail sales growth, and provide further leverage on our marketing and brand investments, among many other benefits we anticipate across the business.”

Over the last 18 months, Fair’s world-class engineering, product and design team has been developing an online marketplace platform that enables consumers to shop a deep inventory of cars from dealer partners, get approved for financing from a network of in-platform lenders, and sign for the one they want 100% digitally. Dealers can manage the entire transaction via a proprietary digital onboarding platform, then easily schedule an at home delivery. The platform is the ideal solution for dealers to participate strategically in e-commerce, grow market share and develop long-term relationships with customers. Its technology, team and deeply established dealer relationships will allow Shift to accelerate its vision of becoming the destination marketplace for car ownership.

The acquisition of Fair’s team and technology is expected to result in notable product synergies and significantly advance Shift’s technology roadmap.

“Fair and Shift have extremely complementary cultures, and our platform and marketplace fit naturally into Shift’s operating model and long-term vision,” said Brad Stewart, Fair’s CEO. “Having overseen Fair’s transition from an app-based vehicle subscription service to a comprehensive lender-integrated e-commerce solution, I’ve had the privilege of viewing the opportunity in digital automotive from all sides and am convinced this acquisition will yield the scale, optionality, and tech-focused expertise that are the key to success in the industry. We’re thrilled to integrate with Shift, build on their foundational strength, and combine our competencies to innovate the automotive industry altogether.”

Additional details about the new indebtedness

The notes will be senior unsecured obligations of Shift, will bear interest at a rate of 6% per year, payable quarterly, with a three-year maturity.

The closing of the Fair acquisition and the purchase of notes are each subject to customary closing conditions. The transactions are expected to close in the second quarter of 2022.

Shift is advised by William Blair & Company as financial advisor and Jenner & Block LLP as legal counsel. Fair is advised by Cohen & Company Capital Markets, a division of J.V.B. Financial Group, as financial advisor and Young Conaway Stargatt and Taylor, LLP as legal counsel. SoftBank Group is advised by Morrison & Foerster LLP as legal counsel.

Shift will discuss the transactions and report its financial results for the fourth quarter and fiscal year 2021, which ended December 31, 2021, during a conference call on Tuesday, March 15, 2022 at 5:00 p.m. ET (2 p.m. PT). Details of the conference call can be found in the press release on Shift’s investor relations site.

More information on this transaction can be found in the announcement materials on Shift’s investor relations site.

About Shift

Shift is a leading end-to-end auto ecommerce platform transforming the used car industry with a technology-driven, hassle-free customer experience. Shift’s mission is to make car purchase and ownership simple — to make buying or selling a used car fun, fair, and accessible to everyone. Shift provides comprehensive, digital solutions throughout the car ownership lifecycle: finding the right car, having a test drive brought to you before buying the car, a seamless digitally-driven purchase transaction including financing and vehicle protection products, an efficient, digital trade-in/sale transaction, and a vision to provide high-value support services during car ownership. For more information, visit www.shift.com. The contents of our website are not incorporated into this press release.

Forward-Looking Statements

This document includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include estimated financial information. Such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of Shift’s business are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) Shift’s ability to sustain its current rate of growth, which may be affected by, among other things, competition, Shift’s ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (2) changes in applicable laws or regulations; (3) the possibility that Shift may be adversely affected by other economic, business, and/or competitive factors; (4) the operational and financial outlook of Shift; (5) the ability for Shift to execute its growth strategy; (6) Shift’s ability to purchase sufficient quantities of vehicles at attractive prices; and (7) other risks and uncertainties indicated from time to time in other documents filed or to be filed with the SEC by Shift. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Shift undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.